INFORMATION
                                                                 Furniture Brands International, Inc.
101 South Hanley Road
St. Louis, Missouri 63105
FOR IMMEDIATE RELEASE
For Further Information Call
Lynn Chipperfield
                                                                                             314-863-1100

FURNITURE BRANDS INTERNATIONAL COMMENTS
ON FILING BY SAMSON HOLDING

St. Louis, Missouri, October 1, 2007 – Furniture Brands International (NYSE: FBN) commented on the Schedule 13D filed today by Samson Holding.  The filing states that as of October 1, Samson Holding Ltd. (HKSE: 531) and companies controlled by Samson’s chairman and deputy chairman hold approximately 7.2 million FBN common shares, or 14.9 percent of the company’s outstanding shares.  The filing also disclosed that Samson had previously presented a proposal to Furniture Brands with respect to a possible business combination transaction.

Furniture Brands’ Board of Directors and management regularly review business strategies that have the potential to increase long-term shareholder value.  The board and management considered Samson’s indication of interest, which was subject to a number of conditions and uncertainties, including availability of financing. Furniture Brands previously requested further information from Samson, without which the board and its advisors have been unable to adequately evaluate the merits of Samson’s indication of interest.

Ralph P. Scozzafava, Vice-Chairman and CEO Designate of Furniture Brands, said, “We are always focused on driving long-term shareholder value.  Furniture Brands’ board and management team believe that our business model has power and value over the long term.  We believe our strategic plan, which focuses on the company’s brand power, strong retail position, and operational leverage, puts Furniture Brands in an excellent position to deliver strong long-term returns to all of our shareholders.”

Furniture Brands will host an Investor Day on October 23 in New York at which senior management will outline the fundamental elements of the strategic plan.  The half-day presentation will be webcast and can be viewed at the Investor Relations section of www.furniturebrands.com.

About Furniture Brands

Furniture Brands International is one of America's largest residential furniture companies. The company produces, sources, and markets its products under six of the best-known brand names in the industry -- Broyhill, Lane, Thomasville, Henredon, Drexel Heritage, and Maitland-Smith.

The company disclaims any obligation to comment on future developments, if any, with respect to any such indications of interest it may receive or consider, unless it decides to pursue and enter into a definitive material agreement with respect to such an indication.

Matters discussed in this release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2006, our quarterly reports on Form 10-Q, elsewhere in this release, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.